Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SUPERVALU INC.:

We consent to the use of our reports dated April 25, 2007, with respect to the consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 24, 2007 and February 25, 2006, and the related consolidated statements of earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended February 24, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 24, 2007, and the effectiveness of internal control over financial reporting as of February 24, 2007, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota

June 15, 2007